Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 897014201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Amarantus Bioscience Holdings, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series E

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 4 of the Third Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety and in lieu thereof the following Section 4 is hereby inserted:

Section 4. Voting Rights

(a) Except as otherwise expressly required by law and this Section 4, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

/s/ Gerald Commissiong
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

EXECUTION VERSION

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES E CONVERTIBLE PREFERRED STOCK

On behalf of Amarantus BioScience Holdings, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"):

1.	Section 4 of the Third Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety and in lieu thereof the following Section 4 is hereby inserted:

(a) Section 4. Voting Rights. Except as otherwise expressly required by law and this Section 4, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to such number of votes that is equal to the lesser of (i) number of Common Stock that each share of Series E Preferred Stock is convertible into, pursuant to Section 6, herein, and (ii) the Beneficial Ownership Limitation.. Except as otherwise required by law, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

(b) Notwithstanding the forgoing but in all events subject to Beneficial Ownership Limitation set forth below, with respect to any Holder that beneficially owns less than 9.99% of the issued and outstanding Common Stock, such Holder shall, in addition to the voting rights set for the in clause (a) above, so long as the 2016 Shareholder Meeting Conditions (herein defined) have not been met or waived by the holders of the Series E Preferred Stock, each share of Series E Preferred Stock shall be entitled to vote on all matters (except election or removal of directors of the Corporation) submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to One Hundred Thousand (100,000) votes of whole shares of Common Stock (subject to certain adjustments set forth in Section 6) (One Hundred Thousand (100,000) is referred as the "Vote Multiplier" hereunder), at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series E Preferred Stock and Common Stock shall vote together and not as separate classes. For purposes of clarification, in no event will the rights of this Section 4 cause a Holder to beneficially own more than the Beneficial Ownership Limitation, which such beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

For the purposes of this Section 4, the "2016 Shareholder Meeting Conditions" means that in connection with the Corporation's 2016 Annual Meeting of Stockholders to be held by June 6, 2016 (the "2016 Meeting"), each holder is satisfied in its sole discretion that (i) the 2016 Meeting will have occurred and will have been in compliance with all applicable laws, rules and regulations including, but not limited to, those relating to a quorum (ii) the proposals that the Corporation's stockholders will be asked to approve, including, but not limited to the amendment to the Corporation's Articles of Incorporation increasing the Corporation's authorized shares of Common Stock , (the "Amendment") and authorizing a reverse stock split, which proposals will be set forth in the Corporation's Proxy Statement contained in its Definitive Schedule 14A to be duly and timely filed with the Commission, will be approved or in a Definitive Information on Schedule 14-C, (17 CFR 240.14c-101) and (iii) the Amendment will be filed with the Secretary of State of the State of Nevada and is currently in effect.

2.	Section 6(a) of the Third Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock shall be modified by adding the following to the end of Section 6(a):

(i)	Notwithstanding the foregoing, none of the shares of the Series E Convertible Preferred Stock may be converted from the date hereof until the Cumulative Trading Volume Threshold is met. As used herein, the term "Cumulative Trading Volume Threshold" means, beginning on the date of the effectiveness of the Corporation's registration statement on Form S-1, which is subject to that certain registration rights agreement, dated April 14, 2016, the date the cumulative trading volume of the Common Stock on the Trading Market (as defined in that certain Securities Purchase Agreement, dated April 14, 2016, between the Corporation and the investors thereto) exceeds $67.5 million.

(ii)	Notwithstanding Section 6(a)(i), no holder of Series E Preferred Stock which also holds secured notes of the Corporation shall be subject to the restrictions in Section 6(a)(i).

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3.	Section 9 of the Third Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety and in lieu thereof the following Section 9 is hereby inserted:

Section 9. Negative Covenants. As long as any shares of Preferred Stock are outstanding, unless the holders of at least 51% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

b) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares as permitted or required under the Transaction Documents;

c) pay cash dividends or distributions on Junior Securities of the Corporation;

d) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

e) enter into any agreement with respect to any of the foregoing.

IN WITNESS WHEREOF, the undersigned have duly signed this Certificate of Amendment to the Certificate of Designation of the Series E Convertible Preferred Stock as of this 14th day of April 2016.

Amarantus BioScience Holdings, Inc.

/s/ Gerald Commissiong
By:	Gerald Commissiong
Title:	Chief Executive Officer

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